Exhibit 10.2

RESTRICTED STOCK AWARD

Award Number:

Award Date	Number of Shares	Final Vesting Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) of that number of shares (the “Shares”) of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above in the box labeled “Number of Shares,” subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Shares. With respect to the Shares, on and after the Award Date and until the date or dates on which the Shares vest and the restrictions with respect to the Shares lapse in accordance with Section 2, 3 or 4, Participant shall have all of the rights of a shareholder of the Common Stock, including the right to vote the Shares and the right to receive dividends thereon, unless and until the Shares are forfeited pursuant to Section 4 or 8. The rights of Participant with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 2, 3 or 4. Subject to the restrictions and terms of this Award, after the Shares vest pursuant to Section 2, 3 or 4, Participant shall have all of the rights of a shareholder of the Common Stock with respect to the Shares (including, without limitation, the right to vote the Shares and to receive cash dividends).

2. Vesting. Subject to the terms and conditions of this Award, [            %] of the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on each of the [            ] and [            ] anniversaries of the Award Date if Participant remains continuously employed by the Company or any Affiliate or continues to serve on the Board of Directors of the Company until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the Shares shall become immediately and unconditionally vested and exercisable, and the restrictions with respect to all of the Shares shall lapse. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. If, prior to vesting of the Shares pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, or ceases to serve on the Board of Directors of the Company, for any reason (voluntary or involuntary) other than (i) death or permanent long-term disability or (ii) a termination of employment that results in severance or separation pay being paid to Participant, and at the time of such termination Participant is not eligible for Retirement (as defined below), then Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited.

(b) Death or Permanent Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a permanent long-term disability that renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, then all unvested Shares shall become immediately vested, and the restrictions with respect to all of the Shares shall lapse, as of the date of such long-term disability or death. No transfer by will or the applicable laws of descent and distribution of any Shares that vest by reason of Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the committee of the Board of Directors administering the Plan (the “Committee”) may deem necessary to establish the validity of the transfer.

(c) Severance. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Shares shall continue to vest, and the restrictions with respect to the Shares shall continue to lapse, for the period of such severance. If Participant is entitled to severance under an employment agreement entered into with the Company, then the Shares will continue to vest, and the restrictions with respect to the Shares shall continue to lapse for the period of such severance that Participant is eligible to receive as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then vesting of the Shares, and lapsing of their restrictions, shall continue for the lesser of (i) the period Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments; or (ii) the period of separation pay. In either case, should Participant be paid in a lump sum versus bi-weekly payments, the Shares shall continue to vest for the time in which severance or separation pay would have been paid had it been paid bi-weekly.

(d) Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination is eligible for Retirement, then the vesting of the Shares shall continue as if such termination of employment had not occurred, subject to “Forfeiture of Shares” below; provided the Committee may accelerate the lapse of restrictions on such Shares to such an earlier date as the Committee may establish in its discretion.

(e) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or permanent long-term disability or (ii) Misconduct.

For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.

For purposes of this Award, “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Ethics and Integrity, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

5. Restriction on Transfer. Until the Shares vest pursuant to Section 2, 3 or 4, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Shares upon the death of Participant.

6. Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that Shares vest and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One third ( 1/3) of the net number of any Shares that vest pursuant to Section 2, 3 or 4 at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such Shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the applicable vesting date. For purposes of this Award, the “net number of any Shares that vest” shall mean the number of Shares becoming vested after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the vesting of Shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

7. Restrictive Covenants. In consideration of the terms of this Award and Participant’s access to Confidential Information, Participant agrees to the Restrictive Covenants set forth below. For purposes of these Restrictive Covenants, the “Company” means UnitedHealth Group Incorporated and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever, or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact to further the Company’s business, or for whom Participant provided services or supervised employees who provided those services, or (b) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts.

(ii)	Hire, employ, recruit or solicit any Company employee or consultant.

(iii)	Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever, or (ii)

the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s employment.

(ii)	Assist anyone in any of the activities listed above.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Restricted Stock Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

8. Forfeiture of Shares. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Shares, or be required to repay the Company for the value realized in respect of all or a portion of the Shares.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 7, then any unvested Shares shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Shares that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the aggregate Fair Market Value of such Shares on the date the Shares became vested.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any unvested Shares shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Shares that became vested during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the aggregate Fair Market Value of such Shares on the date the Shares became vested.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Shares to the Participant. By receiving the grant of Shares hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

9. Issuance of Shares.

(a) Effective as of the Award Date, the Company shall cause the Shares to be issued in book-entry form, registered in Participant’s name. The Shares shall be subject to an appropriate stop-transfer order.

(b) After any of the Shares vest pursuant to Section 2, 3 or 4 and following payment of the applicable withholding taxes pursuant to Section 11, the Company promptly shall cause the stop-transfer order to be removed with respect to such vested Shares.

10. Adjustments to Shares.

(a) In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Shares), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of Shares Participant would have received; provided, however, that the number of shares covered by the Award shall always be a whole number.

(b) Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

(c) Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.

11. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the applicable vesting date, Participant notifies the Company that Participant has elected, and makes appropriate arrangements, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

12. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 7 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants and provisions regarding the forfeiture of Shares in this Award shall survive forfeiture of the Shares.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of laws principles).